Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LENCO MOBILE INC.

Lenco Mobile Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Lenco Mobile Inc.

2.
The Corporation was originally incorporated and the original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on July 30, 1999 under the name SHOCET TRADING.COM INC.

3.
This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

4.
This Amended and Restated Certificate of Incorporation has been duly approved, in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, by the written consent of the holders of the requisite number of the shares of outstanding Common Stock and the requisite number of the shares of outstanding stock of each class of stock entitled to vote thereon as a class and the requisite number of the shares of outstanding stock of each series of Preferred Stock, in each case in accordance with Section 228 of the Delaware General Corporation Law.

5.	The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 1

The name of the Corporation is Lenco Mobile Inc.

ARTICLE 2
REGISTERED OFFICE AND RESIDENT AGENT

The registered office shall be established and maintained in the State of Delaware and the County of Kent is 615 South Dupont Highway, Dover, Delaware 19901 and National Corporate Research, Ltd. Shall be the registered agent of the corporation in charge thereof.

ARTICLE 3
CORPORATE PURPOSES

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4
CAPITAL STOCK

A.   This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares of stock which this corporation is authorized to issue is TWO HUNDRED AND FIFTY-ONE MILLION (251,000,000) shares, TWO HUNDRED AND FIFTY MILLION (250,000,000) of which shall be Common Stock with a par value of $0.001 per share, and ONE MILLION (1,000,000) of which shall be Preferred Stock with a par value $0.001 per share.

B.   The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series, without further stockholder approval.  Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is expressly authorized, by adopting resolutions providing for the issuance of shares of any particular class or series and, if and to the extent from time to time required by law, by filing with the Secretary of State of the State of Delaware a certificate setting forth the resolutions so adopted pursuant to the General Corporation Law of the State of Delaware, to establish the number of shares to be included in each such class or series and to fix the designation and relative powers, including voting powers (which may be full, limited or nonvoting powers), preferences, rights, qualifications and limitations and restrictions thereof, relating to the shares of each such class or series.  The rights, privileges, preferences and restrictions of any such additional class or series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock.  The Board of Directors is also authorized to increase or decrease the number of authorized shares of any class or series of Preferred Stock prior or subsequent to the issue of that class or series, but not below the number of shares of such class or series then outstanding.  In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

The authority of the Board of Directors with respect to each class or series shall include, but not be limited to, determination of the following:

(i)   the distinctive class or serial designation of such class or series and the number of shares constituting such class or series;

(ii)   the annual dividend rate on shares of such class or series, if any, whether dividends shall be cumulative and, if so, from which date or dates;

(iii)   whether the shares of such class or series shall be redeemable in accordance with the terms of Section 151(b) of the General Corporation Law of the State of Delaware and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(iv)   the obligation, if any, of this corporation to retire shares of such class or series pursuant to a sinking fund;

(v)   whether shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and terms of adjustment, if any;

(vi)   whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(vii)   the rights of the shares of such class or series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation; and

(viii)   any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such class or series.

ARTICLE 5
STOCKHOLDER ACTION BY WRITTEN CONSENT

Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation's registered office shall be made by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section.

ARTICLE 6
AMENDMENT OR REPEAL OF BYLAWS; ELECTIONS OF DIRECTORS

In furtherance and not in limitation of the powers conferred by statute, the Bylaws of this corporation may be amended or repealed by the Board of Directors at any meeting or by the stockholders at any meeting.  Elections of directors need not be by written ballot.

ARTICLE 7
INDEMNIFICATION

A.   To the fullest extent permitted by the law of the State of Delaware as it now exists or may hereafter be amended, no director or officer of this corporation shall be liable to this corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed by such director or officer, as applicable, to this corporation or its stockholders; provided, however, that liability of any director or officer shall not be eliminated or limited for acts or omissions which involve any breach of a director's or officer's duty of loyalty to this corporation or its stockholders, acts or omissions not in good faith, intentional misconduct, fraud or a knowing violation of law, under Section 174 of the General Corporation Law of the State of Delaware or for transactions from which the officer or director derived an improper personal benefit.

B.   This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and hold harmless and upon request shall advance expenses to any person (and heirs, executors or administrators of such person) who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while such a director or officer is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, proceeding or claim if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.  Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of disinterested directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.  Any person seeking indemnification under this Article 6 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.  Any repeal or modification of the foregoing provisions of this Article 6 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

C.   This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and hold harmless and upon request shall advance expenses to any person (and heirs, executors or administrators of such person) who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the corporation for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

D.   This corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of this corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the law of the State of Delaware.

E.   This corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this corporation, or is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not this corporation would have the power to indemnify such person against such liability under Section 145 of the General Corporation Law of the State of Delaware.

F.   The rights and authority conferred in this Article 7 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

G.   Neither the amendment nor repeal of this Article 7, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of this corporation inconsistent with this Article 6 shall eliminate or reduce the effect of this Article 7 in respect of any acts or omissions occurring prior to such amendment, repeal or adoption.

H.   If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE 8
DIRECTOR RELIANCE

A director shall be fully protected in relying in good faith upon the books of account or other records of this corporation or statements prepared by any of its officers or by independent public accountants or by an appraiser selected with reasonable care by the Board of Directors as to the value and amount of the assets, liabilities and/or net profits of this corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which this corporation's capital stock might properly be purchased or redeemed.

*   *   *

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Lenco Mobile Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and Secretary on this 6th day of November, 2009.

By: /s/ Michael Levinsohn
Michael Levinsohn, Chief Executive Officer and President

By: /s/ Trish Malone
Trish Malone, Secretary